Exhibit 99.1

NORTH BAY BANCORP LOGO
    Contact:         Terry L. Robinson, President & CEO

                     trobinson@northbaybancorp.com
                     707-252-5024

THE CEREGHINO GROUP LOGO
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993

         North Bay Bancorp's Third Quarter Pre-Tax Profits Increase 24%,
             Loan Portfolio Grows 29% and Core Deposits Increase 22%

Napa, CA - October 22, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today reported pre-tax profits grew 24% in the third quarter with 29% growth in the loan portfolio and 22% growth in core deposits from the third quarter a year ago. Third quarter pre-tax profits were $2.0 million and net income was $1.3 million, compared to pre-tax profits of $1.6 million and net income of $1.2 million, in the third quarter of 2003. The rise in effective tax rates between 2004 and 2003 is due to a change in tax treatment for certain investment income, effected in the fourth quarter of 2003. Earnings per diluted share in the third quarter totaled $0.50 compared to $0.48 in the third quarter a year ago. Year-to-date, net income grew 14% to $3.5 million, or $1.40 per diluted share, compared to $3.1 million, or $1.26 per diluted share in the first nine months of 2003.

"Modest but stable growth in construction, wine country tourism and the service sector continued to fuel the regional economy and provide support for our business banking franchise," commented Terry Robinson, President and CEO. "Demand for business loans in both Napa and Solano Counties remains solid and we implemented a new automated process for consumer loans that enables us to process applications quickly and efficiently, stimulating growth in the consumer loan portfolio."

Year-to-Date 2004 Financial Review and Operating Highlights (nine months ended 9/30/04 compared to 9/30/03)

     o    Net income increased 14% to $3.5 million.

     o    Pre-tax income rose 29% to $5.5 million.

     o    Earnings per diluted share increased 11% to $1.40.

     o    Revenues increased 20% to $19.6 million.

     o Productivity improved with the efficiency ratio dropping 412 basis points to 68.30%.

     o    Deposits grew 19% to $478 million.

     o    Net loans outstanding grew 28% to $354 million.

     o Asset quality remained exemplary with no nonperforming assets at quarter end.

          "Our new Vintage Bank office in American Canyon, a high-growth area, opened in August and is off to a fast start and we are confident it will begin contributing to profitability next year. Even with the expense of a new office, our efficiency ratio improved significantly, down 316 basis points in the third quarter and 412 basis points year-to-date when compared to the same periods in 2003. This improvement reflects our initiating actions to improve cost management," Robinson explained.

                                Operating Results

Revenues: Total revenues, (net interest income before the provision for loan losses and non-interest income, excluding securities gains) increased 20% to $6.8 million in the third quarter of 2004 from $5.7 million in the third quarter of 2003. In the first nine months of 2004, revenues increased 20% to $19.6 million from $16.4 million in the first nine months of 2003.

Net interest income increased 20% to $5.9 million in the third quarter compared to $4.9 million in the third quarter of 2003, with interest income growing 23% and interest expense up 41%. The substantial increase in interest expense was primarily due to the impact of $19 million in borrowings booked in the second quarter of 2004. Year-to-date, net interest income rose 18% to $16.7 million from $14.1 million in the first nine months of 2003, with interest income rising 17% and interest expense up 8%. North Bay increased its third quarter provision for loan losses to $180,000 from $45,000 for the third quarter a year ago to keep pace with growth in the overall loan portfolio. Year-to-date, the loan loss provision increased to $540,000 from $135,000 in the first nine months of 2003. Third quarter net interest income after the provision for loan losses increased 18% to $5.7 million compared to $4.8 million in the third quarter the previous year, and grew 16% to $16.1 million year-to-date from $13.9 million in the first nine months of 2003. "Growth in the loan portfolio plus income from the modest leverage strategy implemented last quarter were the drivers behind the strong increase in net interest income," said Lee-Ann Cimino, Chief Financial Officer.

Net interest margin: "As expected, the leverage strategy we employed earlier this year had a positive effect on net interest income with little impact on net interest margin in the quarter. This strategy provides significant benefits at very moderate risk," Cimino noted. Net interest margin was 4.95% in the third quarter and 4.98% in the first nine months of 2004, compared to 4.98% and 4.94% in the respective periods of 2003.

Non-interest income: There were no investment gains in the third quarter compared with $207,000 in gains in the third quarter of 2003. As a result, third quarter non-interest income decreased 7% to $1.0 million from $1.1 million in the third quarter a year ago. Year-to-date, non-interest income increased 11% to $3.2 million from $2.9 million for same period of 2003. Investment gains year-to-date totaled $262,000 compared with $637,000 for the first nine months of 2003.

Non-interest expenses in the third quarter increased 9% to $4.7 million from $4.3 million in the third quarter of 2003. In the first nine months of 2004, operating expenses increased 10% to $13.8 million from $12.6 million in the like period of 2003. The tax equivalent efficiency ratio in the third quarter improved to 67.15% compared to 70.31% in the third quarter last year and dropped to 68.30% in the first nine months of 2004 from 72.42% in the first nine months of 2003. The efficiency ratio measures operating expenses as a percent of revenues.

Pre-tax Income increased 24% in the third quarter of 2004 to $2.0 million from $1.6 million in the third quarter of 2003. Pre-tax income rose 29% in the first nine months of the year to $5.5 million from $4.3 million in the same period of 2003.

Income taxes increased in the third quarter of 2004 reflecting higher earnings and changes in tax treatment for income from a REIT. The tax provision increased to $750,000, or 38% of third quarter pre-tax income, compared to $452,000, or 28% of third quarter pre-tax income in 2003. For the first nine months of 2004, the provision for income tax was $2.0 million, or 37% of pre-tax income, compared to $1.2 million, or 28% of pre-tax income in the first nine months of 2003.

Earnings ratios. Strong growth in loans and deposits accelerated balance sheet growth ahead of earnings growth. In addition, after-tax profitability ratios were somewhat skewed by the lower tax rate in 2003. "We continue to work to streamline our corporate structure and operating processes. We anticipate the benefits of these efforts will build as we execute on our plan to improve profitability," Robinson said. North Bay generated a return on average equity of 11.86% in the third quarter and 11.58% in the first nine months of 2004 compared to 12.25% and 11.15% in the respective periods of 2003. Return on average assets was 0.92% in the third quarter and first nine months of 2004 compared to 1.03% in the third quarter and 0.95% in the first nine months of 2003.

                                  Balance Sheet

Total assets increased 22% to $552 million as of September 30, 2004, compared to $451 million at September 30, 2003. Deposits grew 19% during the year to $478 million, with growth in both average balances and the number of new checking accounts. Loans, net of the allowance for loan losses, grew 29% to $354 million, up from $274 million from the third quarter last year. In addition to a 36% increase in commercial loans secured by real estate, commercial and industrial loans grew 15% fueled by strength in the wine sector and consumer loans grew 48%, assisted by the new automated program implemented to better serve individuals. Book value per share was $17.61 compared to $16.65 at the end of the third quarter of 2003.

Asset quality remains excellent with no nonperforming loans as of September 30, 2004. The allowance for loan and lease losses was $4.0 million, or 1.12% of loans outstanding at quarter end, compared to $3.4 million or 1.23% of loans outstanding at the end of the third quarter of 2003. Strong loan growth and excellent credit quality contributed to the drop in the ratio of allowance for loan losses to total loans. Net charge-offs year-to-date were $24,000, which included $78,000 in recoveries in the third quarter, compared to $4,000 of net charge-offs in the first nine months of 2003, including $3,000 in net recoveries during the third quarter of 2003.

                             ABOUT NORTH BAY BANCORP

North Bay Bancorp is the parent company of The Vintage Bank based in Napa County and Solano Bank based in Solano County, both full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank, opened in 1985, operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena, one in American Canyon, a branch in the Southern industrial area of Napa County and an off-site ATM facility in Yountville. Solano Bank, opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branches in Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

                                     (more)

NORTH BAY BANCORP
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENT                                   3-Month Period Ended:                   9-Month Period Ended:
                                                    ---------------------------------------   --------------------------------------
(in $000's, unaudited)                               9/30/2004      9/30/2003    % Change      9/30/2004     9/30/2003     % Change
                                                    -----------    -----------  -----------   -----------   -----------    ---------
Interest Income                                     $     6,822    $     5,554      22.8%     $    19,180   $    16,409        16.9%
Interest Expense                                            961            681      41.1%           2,508         2,328         7.7%
     Net Interest Income                                  5,861          4,873      20.3%          16,672        14,081        18.4%
Provision for Loan & Lease Losses                           180             45     300.0%             540           135       300.0%
    Net Interest Income after Loan Loss Provision         5,681          4,828      17.7%          16,132        13,946        15.7%
Service Charges                                             564            369      52.8%           1,684         1,068        57.7%
Loan Sale & Servicing Income                                 16            129     -87.6%              35           185       -81.1%
Bank Owned Life Insurance Income                             88             91      -3.3%             280           274         2.2%
Other Non-Interest Income                                   318            259      22.8%             968           758        27.7%
Gain on Investments                                        --              207        NM              262           637       -58.9%
    Total Non-Interest Income                               986          1,055      -6.5%           3,229         2,922        10.5%
Salaries & Benefits                                       2,566          2,338       9.8%           7,633         6,896        10.7%
Occupancy Expense                                           369            356       3.7%           1,080           931        16.0%
Equipment Expense                                           502            485       3.5%           1,509         1,230        22.7%
Other Non-Interest Expenses                               1,230          1,088      13.1%           3,613         3,536         2.2%
    Total Non-Interest Expenses                           4,667          4,267       9.4%          13,835        12,593         9.9%
    Income Before Taxes                                   2,000          1,616      23.8%           5,526         4,275        29.3%
Provision for Income Taxes                                  750            452      65.9%           2,034         1,204        68.9%
------------------------------------------------------------------------------------------------------------------------------------
     Net Income                                     $     1,250    $     1,164       7.4%     $     3,492   $     3,071        13.7%
------------------------------------------------------------------------------------------------------------------------------------
TAX DATA
Tax-Exempt Muni Income                              $       113    $       182     -37.9%     $       409   $       474       -13.7%
Tax-Exempt BOLI Income                              $        88    $        91      -3.3%     $       280   $       274         2.2%
Interest Income - Fully Tax Equivalent              $     6,859    $     5,627      21.9%     $    19,313   $    16,585        16.4%
------------------------------------------------------------------------------------------------------------------------------------
NET CHARGE-OFFS (RECOVERIES)                        $       (78)   $        (3)       NM      $        24   $         4         NM
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA                                                 3-Month Period Ended:                  9-Month Period Ended:
                                                    ---------------------------------------   --------------------------------------
(unaudited)                                          9/30/2004      9/30/2003    % Change      9/30/2004     9/30/2003     % Change
                                                    -----------    -----------  -----------   -----------   -----------    ---------
Basic Earnings per Share                            $      0.52    $      0.49       6.1%     $      1.45   $      1.29        12.4%
Diluted Earnings per Share                          $      0.50    $      0.48       4.2%     $      1.40   $      1.26        11.1%
Common Dividends                                    $      0.00    $      0.00        NM      $      0.20   $      0.20         0.0%
Wtd. Avg. Shares Outstanding                          2,425,772      2,399,102                  2,410,739     2,376,083
Wtd. Avg. Diluted Shares                              2,491,462      2,442,374                  2,485,970     2,433,490
Book Value per Share (EOP)                          $     17.61    $     16.65       5.8%     $     17.61   $     16.65         5.8%
Common Shares Outstanding. (EOP)                      2,426,762      2,285,646                  2,426,762     2,285,646
------------------------------------------------------------------------------------------------------------------------------------
KEY FINANCIAL RATIOS                                   3-Month Period Ended:                     9-Month Period Ended:
                                                    --------------------------                -------------------------
(unaudited)                                          9/30/2004      9/30/2003                  9/30/2004     9/30/2003
                                                    -----------    -----------                -----------   -----------
Return on Average Equity                                 11.86%         12.25%                     11.58%        11.15%
Return on Average Assets                                  0.92%          1.03%                      0.92%         0.95%
Net Interest Margin (Tax-Equivalent)                      4.95%          4.98%                      4.98%         4.94%
Efficiency Ratio (Tax-Equivalent)                        67.15%         70.31%                     68.30%        72.42%
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES                                             3-Month Period Ended:                       9-Month Period Ended:
                                                    ---------------------------------------   --------------------------------------
(in $000's, unaudited)                               9/30/2004      9/30/2003    % Change      9/30/2004     9/30/2003     % Change
                                                    -----------    -----------  -----------   -----------   -----------    ---------
Average Assets                                      $   539,578    $   449,859      19.9%     $   506,018   $   431,849        17.2%
Average Earning Assets                              $   477,054    $   397,560      20.0%     $   449,495   $   385,165        16.7%
Average Gross Loans & Leases                        $   369,384    $   294,276      25.5%     $   342,515   $   269,824        26.9%
Average Deposits                                    $   464,629    $   398,411      16.6%     $   439,995   $   380,274        15.7%
Average Equity                                      $    41,936    $    37,693      11.3%     $    40,278   $    36,826         9.4%
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
STATEMENT OF CONDITION                                       End of Period:
(in $000's, unaudited)                           9/30/2004     9/30/2003     Annual Chg
                                                 ---------     ---------     ----------
ASSETS
Cash and Due from Banks                          $  42,626     $  34,777        22.6%
Securities and Fed Funds Sold                      110,806       107,626         3.0%
Commercial & Industrial                             60,828        52,754        15.3%
Commercial Secured by Real Estate                  230,610       169,175        36.3%
Real Estate                                          6,743         6,696         0.7%
Construction                                        25,841        26,198        -1.4%
Consumer                                            35,889        24,327        47.5%
                                                 ---------     ---------
    Gross Loans & Leases                           359,911       279,150        28.9%
Deferred Loan Fees                                  (1,468)       (1,238)       18.6%
                                                 ---------     ---------
    Loans & Leases Net of Deferred Fees            358,443       277,912        29.0%
Allowance for Loan & Lease Losses                   (4,040)       (3,421)       18.1%
                                                 ---------     ---------
    Net Loans & Leases                             354,403       274,491        29.1%
Loans Held-for-Sale                                 20,232        10,786        87.6%
Investment in Subsidiary                               310          --            NM
Bank Premises & Equipment                           10,657        11,137        -4.3%
Other Assets                                        13,415        12,499         7.3%
                                                 ---------     ---------
     Total Assets                                $ 552,449     $ 451,316        22.4%
                                                 =========     =========

LIABILITIES & CAPITAL
Demand Deposits                                  $ 127,768     $ 104,594        22.2%
NOW / Savings Deposits                             144,267       123,989        16.4%
Money Market Deposits                              125,994        97,241        29.6%
Time Certificates of Deposit                        78,763        73,597         7.0%
                                                 ---------     ---------
    Total Deposits                                 476,792       399,421        19.4%

Long Term Borrowings                                19,000          --            NM
Trust Preferred Securities                          10,310        10,000         3.1%
                                                 ---------     ---------
    Total Deposits & Interest Bearing Liab         506,102       409,421        23.6%

Other Liabilities                                    3,667         3,836        -4.4%
Total Capital                                       42,730        38,059        12.3%
                                                 ---------     ---------
    Total Liabilities & Capital                  $ 552,499     $ 451,316        22.4%
                                                 =========     =========
---------------------------------------------------------------------------------------
CREDIT QUALITY DATA                                  End of Period:
(in $000's, unaudited)                           9/30/2004     9/30/2003
                                                 ---------     ---------
Non-Accruing Loans                               $    --       $    --
Over 90 Days PD and Still Accruing                       0             0
Other Real Estate Owned                                  0             0
                                                 ---------     ---------
    Total Non-Performing Assets                  $    --       $    --
                                                 =========     =========
---------------------------------------------------------------------------------------
Non-Performing Loans to Total Loans                   0.00%        0.00%
Non-Performing Assets to Total Assets                 0.00%        0.00%
Allowance for Loan Losses to Loans                    1.12%        1.23%

---------------------------------------------------------------------------------------
OTHER PERIOD-END STATISTICS                          End of Period:
(unaudited)                                      9/30/2004     9/30/2003
                                                 ---------     ---------
Shareholders' Equity / Total Assets                    7.7%         8.4%
Loans / Deposits                                      75.5%        69.9%
Non-Interest Bearing Deposits / Total Deposits        26.8%        26.2%
---------------------------------------------------------------------------------------